M-Wave Managers Submit Letter of Intent to Purchase Existing Business

Joe Turek and Bob Duke Present Offer to Special Committee

FRANKLIN PARK, IL -- 03/22/2007 -- M-Wave, Inc. (NASDAQ: MWAV), an international electronic procurement services firm and virtual manufacturer of customer-specified electronic components (the "Company"), announced today that its special committee of its board of directors has received a non binding letter of intent (LOI) from Joseph A. Turek, its Chairman and Chief Operating Officer, and Robert Duke, president of its Electro-Mechanical Group division, or EMG division, to purchase substantially all of the assets of the EMG division.

Mr. Turek and Mr. Duke together currently own approximately 20% of M-Wave's outstanding common stock.

The special committee of the board of directors has elected to study the LOI and leave open the potential for additional offers prior to making a decision whether to accept or reject the offer. In furtherance of that objective, the special committee re-engaged the investment banking firm of B-Riley to advise the board regarding the fairness of the offer and any other offers that may be made for the EMG division. There can be no assurance that this or any other offer that may be made for the EMG division will be accepted.

The proposal is subject to various conditions including obtaining stockholder approval for the proposed transaction and for the Company's proposed merger with Sun Fuels, Inc. and Blue Sun Biodiesel LLC, Inc., which was previously announced. The Company's Special Committee of its board of directors consists of three independent directors, Bruce K. Nelson, Glenn Norem and Gary L. Castagna.

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components and direct broadcasting satellite parts domestically and from Asia. M-Wave's Electro-Mechanical Group division ("EMG") sources high-performance printed circuit boards and custom and engineered electronic components from original equipment manufacturers and contract manufacturers in Asia and the US. The products are used in a wide range of telecommunications and industrial electronics products. EMG also offers domestic and international supply chain services and annual forecast financing for its middle market customers.

M-Wave's website is located at www.mwav.com.

M-Wave Contact:
Jeff Figlewicz
CFO
630 562-5550 Ext. 4720